Exhibit 23.1
[PKF ACCOUNTANTS AND BUSINESS ADVISERS LETTERHEAD]
Consent of Independent Certified Public Accountants
To the Board of Directors of William Brand Administer Limited
We consent to the inclusion in Form 8-K/A of Sun New Media Inc. dated January 5, 2007 in relation to financial statements and exhibits of our report dated December 27, 2006 relating to the consolidated balance sheets of William Brand Administer Limited as of March 31, 2005 and 2006 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years ended March 31, 2006.
/s/ PKF
PKF
Certified Public Accountants
Hong Kong
January 5, 2007